EXHIBIT 10.38.2

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
FILED WITH THE COMMISSION.***

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) dated as of September 8, 2005 (the “Effective Date”) is made and entered into by and between Inyx, Inc., a company organized and existing under the laws of Nevada (“Inyx”), and King Pharmaceuticals, Inc., a Tennessee corporation (“King”). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article 1 hereof or as otherwise set forth herein.

RECITALS

WHEREAS, Inyx is engaged in the manufacture in finished product form of the compounds cromolyn sodium and nedocromil sodium as sold in the United States and Canada;

WHEREAS, King desires to have Inyx manufacture and supply it with Products (as defined herein) during the Term in accordance with this Agreement;

WHEREAS, Inyx agrees to manufacture and supply to King Products upon the terms and subject to the conditions provided herein; and

WHEREAS, the parties have entered into that certain Collaboration Agreement, dated as of the date hereof (the “Collaboration Agreement”), for the purpose of pursuing a collaboration relating to the development, marketing and promotion of Products;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically defined in this Agreement, each capitalized term used herein will have the meaning assigned to such term in the Collaboration Agreement. In addition, the following terms shall have the meanings set forth below. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

CONFIDENTIAL TREATMENT

1.1    “Agreement” means this Manufacturing and Supply Agreement and all schedules and annexes attached hereto, and as the same may be amended or supplemented from time to time hereafter pursuant to the provisions hereof.

1.2    “Bulk Form” means cromolyn sodium micronized stage 9 (the “Intal Bulk Form”) and nedocromil sodium dried stage 11 (the “Tilade Bulk Form”).

1.3    “Business Day” means a day other than Saturday, Sunday or any day on which a commercial bank in New York is authorized to close. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

1.4    “cGMP” means current Good Manufacturing Practices (i) as promulgated under the Act at 21 CFR (chapters 210 and 211), as the same may be amended or re-enacted from time to time and (ii) as required by Law in Canada, as applicable.

1.5    “Collaboration Agreement” has the meaning set forth in the recitals.

1.6    “Collaboration Documents” means collectively, this Agreement, the Technology Transfer Agreement, the Collaboration Agreement, the Marketing and Promotion Agreement, the Quality Agreement and the Development Agreement, as each such term is defined in the Collaboration Agreement.

1.7    “Confidential Information” has the meaning set forth in Section 8.1(a).

1.8    “Discretionary Manufacturing Changes” has the meaning set forth in Section 2.8(b).

1.9    “Effective Date” has the meaning set forth in the recitals.

1.10   “indemnitee” has the meaning set forth in Section 10.3.

1.11   “indemnitor” has the meaning set forth in Section 10.3.

1.12   “Initial Bulk Form” has the meaning set forth in Section 2.10(b).

1.13    * * * .

1.14    * * *.

1.15    “Intal CFC Inhaler Product” means the cromolyn sodium inhaler pharmaceutical product in a chloro-fluoro-carbon (CFC) propellant driven inhaler and more particularly identified in NDA #18-887, and amendments thereto.

1.16    “Intal HFA Formulation Product” means the cromolyn sodium inhaler pharmaceutical product in a hydro-fluoro-alkane (HFA) propellant driven inhaler and more particularly described in NDA #20-957, and amendments thereto.

1.17    “Intal Tech Transfer” has the meaning set forth in Section 2.10(b).

CONFIDENTIAL TREATMENT

1.18    “Inyx” has the meaning set forth in the recitals.

1.19    “King” has the meaning set forth in the recitals.

1.20    “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country, supra-national entity or any domestic or foreign state, province, county, city or other political subdivision of any Regulatory Authority.

1.21    “Products” means the finished product forms of Intal CFC Inhaler Product, Intal HFA Formulation Product, and Tilade CFC Inhaler Product, and will include any Approved New Product, but will not include an Excluded New Product, and “Product” shall mean any of the foregoing individually as the context may require.

1.22    “Raw Materials” means all active pharmaceutical ingredients (including all Bulk Form), excipients, components, labeling and packaging materials and other materials required to manufacture a Product.

1.23    “Required Manufacturing Changes” has the meaning set forth in Section 2.8(a).

1.24    “Specifications” means, with respect to each Product, the written specifications for each such Product as set forth in applicable NDAs.

1.25    “Term” has the meaning set forth in Section 4.1.

1.26    “Tilade CFC Inhaler Product” means the nedocromil sodium pharmaceutical product in a chloro-fluoro-carbon (CFC) propellant driven inhaler and more particularly identified in NDA #19-660, and any amendments thereto.

1.27    “Tilade Tech Transfer” has the meaning set forth in Section 2.10(b).

ARTICLE 2

MANUFACTURE, PURCHASE AND SALE OF PRODUCT

2.1    Supply.

(a)    Pursuant to the terms and conditions of this Agreement, during the Term Inyx agrees to manufacture, package and test for King, at Inyx’s Manati, Puerto Rico facility, Product for purchase and sale by King in the Territory. Inyx shall maintain sufficient supplies of Raw Materials and other required resources to perform the services required under this Agreement.

(b)    Inyx shall manufacture all Products delivered hereunder in (a) accordance with the Specifications, this Agreement and the Quality Agreement and (b) material compliance with Laws applicable to the manufacturing of Product to be marketed and sold in the Territory.

CONFIDENTIAL TREATMENT

2.2    Forecasts.

(a)    Not later than thirty (30) days after receiving FDA approval for manufacturing, packaging and testing to be performed by Inyx and by July 1 of each calendar year for the Term, King shall furnish Inyx with a long range monthly forecast of the quantities of each Product that King intends to order for the shorter of (i) the remaining Term or (ii) three (3) years. Such forecasts shall represent the most current estimates for planning purposes, but shall not be purchase commitments.

(b)    In addition to the non-binding, long range forecasts provided in Section 2.2(a), not later than thirty (30) days after receiving FDA approval for manufacturing, packaging and testing to be performed by Inyx, and at least six (6) months prior to the first day of each calendar month thereafter, King shall furnish Inyx with a short range non-binding rolling forecast of the quantities of each Product that King intends to order by month during the eighteen month (18) month period commencing with that calendar month or such shorter period as remains in the Term. For example, a forecast submitted by King on January 1, 2006 would cover the period from July 1, 2006 through December 31, 2007.

(c)    Inyx will use commercially reasonable efforts to fill orders in excess of the firm purchase orders.

2.3    Firm Orders.

(a)    King shall place purchase orders with Inyx for Products. All purchase orders must be received by Inyx at least six (6) months prior to the delivery date specified in each respective order. Each purchase order shall specify the delivery schedule within the month, and Inyx shall deliver against each such purchase order in accordance with Section 2.5. King shall be obligated to purchase all such Products ordered and delivered by the delivery date specified in King’s purchase order, provided that such Products meet the Specifications. Unless otherwise specified in writing by Inyx, all orders placed by King with Inyx hereunder shall be addressed as follows:

Inyx, Inc.

604 San Jose Road
Cotto Norte Industrial Park
Manati, PR 00674

or

P.O. Box 345
Manati, PR 00674
Facsimile: (787) 854-5715
Telephone: (787) 884-7904
Attn: Dolores Fernandez

CONFIDENTIAL TREATMENT

(b)    Inyx shall accept each purchase order submitted in accordance with this Section 2.3. Inyx shall be obligated to manufacture and deliver the specified quantity of each Product in accordance with the delivery schedule set forth in such purchase order. In addition, at all times during the Term, Inyx shall maintain at its facility one month of inventory of each Product calculated as the average monthly unit sales for the prior six (6)-month period. If at any time during the term of this Agreement, the manufacturer believes it will be unable to supply, on a timely basis, King with the full quantity of Product forecasted to be or actually ordered by King, Inyx shall promptly notify King.

(c)    Any purchase orders, purchase order releases, confirmations, acceptances, advices and similar documents submitted by either party in conducting the activities contemplated under this Agreement are for administration purposes only and shall not add to or modify the terms of this Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms and conditions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the parties.

2.4    Changes in Orders. Inyx shall exercise its commercially reasonable efforts to comply with proposed amendments to purchase orders that King may request after sending a purchase order to Inyx.

2.5    Delivery.

(a)    Inyx agrees to meet the delivery dates and order quantities indicated in King’s binding and accepted firm orders for all Products. Any shipment delivered that is within plus or minus *** of the quantity ordered will be considered as meeting such order quantity and any shipment ready to be shipped on a date within plus or minus five (+/-5) Business Days of the delivery date specified on the relevant firm order will be considered as delivered on time.

(b)    Inyx shall ship Product on a carrier or carriers specified by King. Product shall be shipped under the designated procedures provided by King for transportation of Product. Title and risk of loss as to any Product purchased by King shall pass to King upon the earlier of (i) a common carrier accepting possession or control of such Product and (ii) the passage of such Product from the loading dock of Inyx’s facility to any employee, agent or contractor of King or such common carrier. The costs of all freight, insurance, handling, fees, taxes and other costs associated with the shipment of Product, as well as all export licenses, import licenses and customs formalities for the import and export of goods should be considered Collaboration Costs and ***.

2.6    Rejected Goods/Shortages.

(a)    King shall notify Inyx in writing of (i) any claim relating to Product that fails to meet the Specifications or (ii) any shortage in quantity of any shipment of Product as soon as reasonably practical, but not later than forty-five (45) days of receipt of such Product. If the parties agree that such Product is defective (and such defect is not related to the handling, storage and use by any Third Party) or that there is a shortage, Inyx shall replace the defective Product or use its commercially reasonable efforts to make up the shortage, as applicable, at the next practical delivery date, at no additional cost to King. King shall make arrangements with Inyx for the return or disposal of any rejected Product; the costs of such return or disposal shall be paid by Inyx. In the event that only a limited supply of Product is available to replace or supply such rejection or shortage, then Inyx shall ship to King such quantities of Product as are available, and King will be promptly reimbursed or credited against future orders, at King’s option, for amounts paid for the remaining quantity of rejected Product.

CONFIDENTIAL TREATMENT

(b)    If Inyx disagrees with King’s claim that such Product fails to meet the applicable Specifications, Inyx and King representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute, a sample of such Product shall be submitted by Inyx and King to a mutually agreed-to qualified laboratory for testing against the Specifications, and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party whose Product analysis was in error. In the event the test results indicate that the Product in question does not conform to the Specifications, Inyx shall replace such Product at no additional cost to King as soon as reasonably possible after receipt of such results; provided, however, Inyx shall have no liability to King if such Product fails to meet the Specifications, if the Product: (i) has been tampered with or otherwise altered other than by Inyx; (ii) has been subject to misuse, negligence or accident other than by Inyx; or (iii) has been stored, handled or used by others in a manner contrary to applicable regulatory requirements. In the event that only a limited supply of Product is available to replace or supply such rejection or shortage, then Inyx shall ship to King such quantities of the applicable Product as are available, and King will be promptly reimbursed or credited against future orders, at King’s option, for amounts paid for the remaining quantity of rejected Product.

2.7    Capacity.

(a)    In the event that Inyx, upon receiving a forecast under Section 2.2(b) or a purchase order under Section 2.3, is, or anticipates that it will be, unable to meet such forecast or purchase order, either in whole or in part, due to any reason, Inyx shall give written notice of such inability to King within ten (10) Business Days of receipt of such forecast or firm order. If such inability is partial, Inyx shall fulfill firm orders with such quantities of Product as are available. Inyx shall use its commercially reasonable efforts to ensure that firm orders are supplied in full on a timely basis.

(b)    Inyx and King shall meet within thirty (30) days of such written notice pursuant to Section 2.7(a) to consider alternative arrangements for meeting King’s requirements for Product, including obtaining King’s unfulfilled requirements from a Third Party. Any alternative arrangements entered into pursuant to this Section 2.7(b) shall act in no way as a waiver of any other rights or remedies which King or Inyx may have under this Agreement or otherwise; provided, however, King shall have no obligation to pay for orders of Product that Inyx is unable to provide.

(c)    In the event that Inyx’s inability to meet firm orders or forecasts is due to a shortage of production capacity at Inyx’s facility, in addition to the requirements of Sections 2.7(a) and 2.7(b) above, Inyx shall promptly notify King of such shortage of production capacity, and, if possible, the date such shortage of production capacity is expected to end. Inyx shall give priority to King’s firm orders, and satisfy and fulfill deliveries of Product ordered pursuant to King’s firm orders prior to utilizing such production capacity to produce products for any other Person, including Inyx and its Affiliates.

CONFIDENTIAL TREATMENT

(d)    Inyx shall notify King as soon as possible of the date upon which such shortage of production capacity will cease. Upon resumption of production of Products, King shall resume obtaining its requirements for Products from Inyx to the extent such resumption is consistent with any contractual arrangements entered into with Third Parties pursuant to Section 2.7(b).

2.8    Manufacturing Changes.

(a)    For changes to the Specifications or manufacturing processes that are required by applicable Laws (collectively “Required Manufacturing Changes”), Inyx and King shall cooperate in making such changes timely.

(b)    For changes to the Specifications or manufacturing process that are not Required Manufacturing Changes (collectively “Discretionary Manufacturing Changes”), Inyx and King must each agree to any Discretionary Manufacturing Changes and shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes, and each agrees that it shall not unreasonably withhold its consent to such Discretionary Manufacturing Changes. Notwithstanding the foregoing, King’s standard change control procedures shall be utilized in reviewing such changes.

(c)    Notwithstanding the foregoing, all internal and external costs, including, without limitation, obsolete raw materials, work-in-process, Product, packaging and labeling materials (i) associated with Required Manufacturing Changes shall be born ***, and (ii) all such costs associated with Discretionary Manufacturing Changes shall be borne by ***.

2.9    Labeling and Packaging. King shall provide to Inyx master labeling specification documents and camera-ready proofs of labeling for, and other printed materials to be included as part of, each Product, and King warrants that all such labeling and printed material will comply in all respects with all applicable Laws and the registration for such Product.

2.10   Raw Materials.

(a)    Except with respect to the Initial Bulk Form, Inyx shall be solely responsible for obtaining all Raw Materials required for the manufacture of each Product.

(b)    * * * .

(c)    In the event that any Initial Bulk Form purchased by Inyx pursuant to this Section 2.10 does not meet the quality standards applicable to such Initial Bulk Form, King will reimburse Inyx an amount equal to *** Initial Bulk Form. If King disagrees with Inyx’s claim that such Initial Bulk Form fails to meet the applicable quality standards, Inyx and King representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute, a sample of such Initial Bulk Form shall be submitted by Inyx and King to a mutually agreed-to qualified laboratory for testing, and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party whose analysis was in error.

CONFIDENTIAL TREATMENT

(d)    Within ten (10) days of receipt of notice from King that the Initial Bulk Form is available for shipment to Inyx, Inyx will make all arrangements necessary, at its sole cost, to cause the Initial Bulk Form to be shipped to its manufacturing facility. Title and the risk of loss of the Initial Bulk Form shall pass to Inyx upon the receipt of the Initial Bulk Form by a common carrier designated by Inyx.

(e)    After the Initial Bulk Form has been received by such common carrier, King will invoice Inyx for the amount of Initial Bulk Form being sold to Inyx. Payment shall be due within thirty (30) days of the date of such invoice. Interest on any part of the payment that is past due will be determined as described in Section 3.2. Neither Inyx’s payment for the Initial Bulk Form nor the costs of transportation or storage thereof will be Collaboration Costs.

ARTICLE 3

PRICING AND PAYMENT

3.1    * * * .

3.2    Payment / Terms. All payments required by this Agreement shall be made in United States Dollars by wire transfer to an account designated by Inyx. All invoices are to be paid in full within thirty (30) days from the date of invoice. Invoices should be submitted within thirty (30) days after the end of each calendar quarter during the Term. At the end of the year Inyx shall prepare a reconciliation statement for the expenses incurred related to the COGS during the calendar year. If such reconciliation statement shall show that either party reasonably incurred and paid expenses in excess of the amount payable by such party, and that the other party paid expenses below the amount payable by such party, then within thirty (30) days after such reconciliation statement is submitted to King, the underpaying party shall reimburse the overpaying party for the amount of such underpayment up to the amount payable by to such overpaying party. In the case of a good faith dispute regarding payment, King may in its discretion determine to pay such disputed amounts claimed by Inyx to be due, and, in the event amounts are finally determined not to be due by King, Inyx shall repay to King such excess amounts determined not to be due, and interest shall accrue on any such amount, at the lesser of (i) the prime rate as reported by the Wall Street Journal, New York Edition, or any reputable publication mutually agreed to by the parties plus an additional *** or (ii) the maximum rate permitted by Law, with such interest to begin accruing on a daily basis from the date such disputed payment was received by Inyx.

ARTICLE 4

TERM AND TERMINATION

4.1    Term; Supply of Product. The term of this Agreement (the “Term”) will commence upon the Effective Date and will continue, unless terminated earlier in accordance with the provisions of this Article 4, until the later of December 31, 2015 and the last date on which any Approved New Product is sold.

CONFIDENTIAL TREATMENT

4.2    Early Termination. Either King or Inyx may terminate this Agreement forthwith by notice in writing to the other party upon the occurrence of any of the following events:

(a)    if such other party breaches in a material way any of the representations, warranties, covenants, or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default is not cured within sixty (60) days after written notice is given to the breaching party specifying the breach or default;

(b)    if there are two or more similar or substantially similar material breaches of this Agreement by the breaching party within any 12 month period, which termination will be effective thirty (30) days following such written notice; provided, however, that any failure of a non-breaching party to exercise this termination right with respect to certain breaches will not be deemed a waiver of the ability of such non-breaching party to exercise this right upon any subsequent breach;

(c)    if such other party is declared bankrupt or insolvent, if there is an assignment for the benefit of creditors, or if a receiver is appointed or proceedings commenced (and not dismissed within sixty (60) days), voluntarily or involuntarily, under any bankruptcy or similar law; or

(d)    if either party provides at least three (3) years’ written notice to the other party.

4.3    Termination by King. i) Subject to the terms of Section 4.3(b) below, King will have the right to terminate this Agreement immediately upon written notice to Inyx if there is a Change of Control of Inyx.

(b)    * * * .

4.4    Consequences of Termination and Survival. Termination of this Agreement for whatever reason shall not affect the accrued rights and obligations of either Inyx or King arising under or out of this Agreement. The obligations under Article 6 (Product Recalls), Article 7 (Warranties), Article 8 (Nondisclosure and Confidentiality), Article 9 (Intellectual Property Rights), Article 10 (Indemnification and Insurance), or any other provision which expressly or by implication is intended to survive expiration or termination shall survive expiration or termination of this Agreement.

4.5    Payments Upon Termination.

(a)    The expiration or termination of this Agreement pursuant to this Article 4 will not release either party from any obligation to pay to the other party any amounts accrued under any of the Collaboration Documents in connection with activities completed, Collaboration Costs incurred, and revenue realized with respect to the period prior to the effective date of such expiration or termination.

CONFIDENTIAL TREATMENT

(b)    Inyx will fulfill its obligations hereunder with respect to any orders received from King and accepted by Inyx prior to any expiration or termination of this Agreement.

(c)    Within thirty (30) days after the expiration or termination of this Agreement, each party will provide to the other a reasonably detailed statement of Collaboration Costs incurred by such party hereunder or under any of the other Collaboration Documents during the period of January 1 of the calendar year in which such expiration or termination occurs through the effective date of such expiration or termination; and (ii) any final reports with respect to revenue or net sales with respect to the Products during such period, as required by any of the other Collaboration Documents.

(d)    Within thirty (30) days after receipt of such information, the AMC will determine the net amounts due and or payable by Inyx and King, and such amounts will be paid by the parties within thirty (30) days after such AMC determination.

(e)    Inyx will deliver to King all Improvements and all documents, material, data, records, analyses, and information related thereto.

4.6    Technical Assistance. Upon expiration or termination of this Agreement, upon the requests of King, Inyx shall provide King with the assistance of its employees and access to its other internal resources to provide King with a reasonable level of technical assistance and consultation with the transfer of the Products to, and the regulatory qualification of, a finished goods supplier of King’s election.

ARTICLE 5

CERTIFICATES, ACCESS AND REGULATORY MATTERS

5.1    Testing; Certificate of Analysis. Inyx shall perform, or cause to be performed the tests required to be performed by Inyx pursuant to the Quality Agreement on each lot of Product manufactured pursuant to this Agreement before delivery to King. Each test report shall set forth the items tested, Specifications and test results in a certificate of analysis, containing the types of information which shall have been approved, by mutual agreement of the parties, for each lot delivered. Inyx shall send, or cause to be sent, such certificates to King prior to delivery of each lot unless otherwise agreed. In addition, Inyx will supply King with reference standards for normal commercial testing at Inyx’s expense. All other reference standards requested by King shall be provided by Inyx to King at King’s expense.

5.2    Notice of Failure to Meet Specifications. Upon Inyx’s discovery that any batch or lot of Product fails to conform to the applicable Specifications, Inyx will notify King within forty-eight hours of such failure to meet the applicable Specifications and of the nature thereof in detail, including, but not limited to, supplying King with all investigatory reports, data, and communications, out-of-specification reports and data and the results of all outside laboratory testing and conclusions, if any. Inyx shall investigate all such failures promptly, and at its expense, cooperate with King in determining the cause for the failure and a corrective action to prevent future failures.

CONFIDENTIAL TREATMENT

5.3    Records. Inyx shall maintain all manufacturing, packaging, analytical and stability records, all records of shipment, and all validation data relating to the Product to the extent and for the time periods required by applicable Laws with respect to the Product.

5.4    Regulatory Compliance. Inyx shall advise King promptly if an authorized agent of a Regulatory Authority visits its manufacturing facilities where the Product is being manufactured or quality tested. Inyx shall furnish to King all material information supplied to, or supplied by, any Regulatory Authority, including the Form 483 observations and responses, to the extent that such report relates to the Product, or the ability of Inyx to supply such Product, within forty-eight hours of their receipt of such information or delivery of such information, as the case may be. King shall have fifteen (15) days to review and provide comments to Inyx prior to Inyx responding to any Regulatory Authority. Should Inyx choose not to include or address King’s comments when responding to the Regulatory Authority, then Inyx shall provide King a reason as to why King’s comments were not included or addressed. Before Inyx responds to any Regulatory Authority, King shall have the right to review and approve such final response.

5.5    Changes. In addition to the requirements of Section 2.8, Inyx shall not change the critical specified raw materials, packaging materials, their source, analytical test procedures or critical manufacturing conditions or critical manufacturing equipment used in the manufacture of Product without the prior written consent of King, which consent shall not be unreasonably withheld.

5.6    Access to Facilities. Upon the reasonable prior written request of King, King shall have the right to inspect those portions of the manufacturing, storage and testing facilities of Inyx where Product is being manufactured, stored or tested, as the case may be, during regular business hours, to ascertain compliance with cGMPs and the Specifications. If the FDA or other applicable Regulatory Authority asserts any notice to the effect that Inyx has failed to comply with any applicable Law in connection with the manufacture of Product, or if Inyx delivers Product that does not meet the applicable Specifications, then King shall have the right to inspect such portions of the manufacturing facilities of Inyx that relate to the manufacture and testing of such Product upon reasonable notice and during normal business hours. Notwithstanding the provisions of this Section 5.6, King shall have no obligation nor be deemed to have an obligation to inspect the facilities of Inyx.

5.7    Product Inquiries and Complaints. Inyx will promptly submit to King all Product safety and efficacy inquiries, Product quality complaints and adverse drug event reports received by Inyx, together with all available evidence and other information relating thereto, in accordance with procedures to be agreed upon by the parties. Except as otherwise required by Law or governmental regulation, King, as the party holding the applicable NDA, will be responsible for investigating and responding to all such inquiries, complaints and adverse events regarding Product. It shall be the responsibility of King, as the party holding the applicable NDA, to comply with all applicable national, federal, state and local governmental reporting requirements regarding adverse drug events and Product quality matters.

CONFIDENTIAL TREATMENT

5.8    Response to Complaints and/or Adverse Drug Events.

(a)    Pursuant to a reported complaint and/or adverse drug event, if the nature of the reported complaint and/or adverse drug event requires testing during the period, Inyx will, upon King’s request and approval and at Inyx’s reasonable expense, perform analytical testing of corresponding retention samples and provide the results thereto to King as soon as reasonably practicable. King as the party holding the applicable NDA shall remain responsible for reporting to the FDA or any other Regulatory Authority. Such testing shall be performed using NDA approved testing procedures as set forth in the applicable NDA.

(b)    If the parties disagree as to which party is responsible, Inyx and King representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute, the retention samples shall be submitted by Inyx and King to a mutually agreed-to qualified laboratory for testing, and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party whose analysis was in error.

5.9    Additional Information. Each party shall provide to the other in a timely manner, but in no event less than sixty (60) days prior to the due date of such party’s annual report to the FDA or any other Regulatory Authority with respect to the Products, all information in written form which such party requests regarding the Products in order to comply with applicable Laws.

5.10   Quality Agreement. Each party shall perform the duties required of it pursuant to the Quality Agreement to be entered into by the parties. To the extent the Quality Agreement conflicts with this Agreement with respect to a quality issue, the Quality Agreement shall control.

ARTICLE 6

PRODUCT RECALLS

6.1    Product Recalls. In the event (i) any Regulatory Authority issues a request, directive or order that Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) King as holder of the applicable NDA shall reasonably determine that Product should be recalled, withdrawn or a field correction issued, the parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. In the event that King as applicable NDA holder determines that Product should be recalled, to the extent possible, King shall consult with Inyx prior to taking any corrective actions. In the event of any Product recall, withdrawal, or field correction resulting solely from Inyx’s negligence or any cause or event arising from the failure of Inyx to manufacture, test, store or handle Bulk Forms or Products in accordance with cGMP and the Specifications, (a) Inyx shall bear all reasonable costs associated with such recall, withdrawal, or field correction, which shall include the expenses of notification and destruction or return of the recalled Product and all other documented out-of-pocket costs incurred in connection with such recall, and (b) Inyx shall, subject to King’s election, either supply the Product, without charge to King, in an amount sufficient to replace the amount of the Product recalled, withdrawn or subject to field correction, or refund King, or give credit to King against outstanding receivables due from King against the purchase price for shipments of the Product to be delivered to King in the future, in amounts equal to *** for Products so recalled, withdrawn or subjected to field correction, plus reasonable transportation costs incurred by King with respect to such Product. All costs associated with any other type of Product recall, withdrawal, or field correction shall be deemed Collaboration Costs and will be ***.

CONFIDENTIAL TREATMENT

6.2    Disputes. If there is any dispute concerning which party’s acts or omissions gave rise to such recall of Product, such dispute shall be referred for decision to an independent expert, acting as an expert and not as an arbitrator, to be appointed by agreement between King and Inyx. The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both King and Inyx. The costs of such independent expert shall be borne by the party who is found to be responsible for the recall by the independent expert. After such determination, costs shall be paid by the responsible party in accordance with Section 6.1.

ARTICLE 7

WARRANTIES

7.1    Compliance with cGMP. Inyx warrants that all Product will be manufactured in conformity with cGMP.

7.2    Conformity with Specifications. Inyx warrants that Product manufactured by Inyx and sold to King pursuant to this Agreement will meet the Specifications at the time of delivery to the common carrier for such Product in effect at the time of manufacture.

7.3    Compliance with the Act. Inyx warrants that all Product delivered to King pursuant to this Agreement will, at the time of such delivery, not be adulterated within the meaning of the Act and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce.

7.4    No Liens. Inyx warrants that all Product delivered to King pursuant to this Agreement will, at the time of such delivery, be free and clear of all liens, encumbrances, security interests and other encumbrances.

7.5    Compliance with Applicable Laws. During the term of this Agreement, Inyx shall comply in all material respects with all Laws applicable to the conduct of its business in the performance of this Agreement.

7.6    Raw Materials and Components. Inyx represents and warrants to King that it currently has access to sufficient supplies of Raw Materials and other required resources to perform the services required under this Agreement.

7.7    FDA Debarment. As of the Effective Date, neither Inyx nor any of its employees or agents, in their capacity as such, have been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of any Product under the Generic Drug Enforcement Act of 1992, or any other relevant law, rule, or regulation or been disbarred, disqualified, or convicted under or for any equivalent or similar applicable foreign law, rule, or regulation.

CONFIDENTIAL TREATMENT

7.8    Exclusion of Other Warranties. EXCEPT WHERE OTHERWISE SET FORTH IN THIS AGREEMENT OR THE OTHER COLLABORATION DOCUMENTS, SECTIONS 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 AND 7.7 ARE IN LIEU OF ALL CONDITIONS, WARRANTIES AND STATEMENTS IN RESPECT OF PRODUCT AND THE SERVICES PROVIDED HEREUNDER, WHETHER EXPRESSED OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING BUT WITHOUT LIMITATION ANY SUCH CONDITION, WARRANTY OR STATEMENT RELATING TO THE DESCRIPTION OR QUALITY OF PRODUCT, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS, AND ANY SUCH CONDITION, WARRANTY OR STATEMENT IS HEREBY EXCLUDED.

7.9    Limitation of Liability. IN NO EVENT SHALL INYX OR KING AND/OR THEIR RESPECTIVE AFFILIATES BE LIABLE UNDER OR WITH RESPECT TO THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR DUE TO BREACH OF WARRANTY, TORT, BREACH OR REPUDIATION OF ANY TERM OR CONDITION OF THIS AGREEMENT.

ARTICLE 8

NONDISCLOSURE AND CONFIDENTIALITY

8.1    Nondisclosure Obligations.

(a)    Each party acknowledges that it may receive confidential or proprietary information (the “Confidential Information”) of the other party in the performance of the Collaboration Documents, including information obtained or reviewed in connection with any audits or investigations performed pursuant to this Agreement. Each party will hold confidential and will not, directly or indirectly, disclose, publish, or use for the benefit of any Third Party or itself, except in carrying out its duties under the Collaboration Documents, any confidential or proprietary information of the other party or confidential or proprietary information jointly developed by the parties, without first having obtained the furnishing party’s written consent to such disclosure or use. “Confidential Information” will include know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates, and other price adjustments), and other terms and conditions of sales, customer information, business plans, and all other intellectual property. The Patent Rights and Technology will be deemed the Confidential Information of King. The restrictions in this Article 8 will not apply to any information that:

(i)    is or becomes part of the public domain other than by unauthorized acts of the receiving party or its Affiliates, sublicensees, Consultants, and contractors, as applicable;

CONFIDENTIAL TREATMENT

(ii)    can be shown by written documentation to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party who was not otherwise prohibited from transmitting the information to the receiving party by a contractual, legal, or fiduciary obligation of confidence to the disclosing party;

(iii)    prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such information was not obtained directly or indirectly from the other party hereto pursuant to a confidentiality agreement;

(iv)    can be shown by written documentation to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement, including without reference to the Confidential Information of the disclosing party;

(v)    is disclosed by the receiving party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided, however, that the receiving party notifies the other party promptly following receipt thereof so that the other may seek a protective order or other appropriate remedy to prevent or limit such disclosure; and provided further that the receiving party furnishes only that portion of the information that it is advised by counsel is legally required and imposes such obligations of secrecy as are possible in that regard;

(vi)    is required or permitted to be disclosed by the receiving party under any statutory, regulatory, or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject; provided, however, that the other party will be allowed to review the proposed disclosure and the receiving party agrees to consider in good faith any proposed revisions thereof provided to the receiving party within two (2) business days of the other party’s receipt of the proposed disclosure, and the parties will seek confidential treatment for such disclosure as permitted by applicable law; or

(vii)    is required by authorities to obtain Regulatory Approval.

(b)    The receiving party agrees that it will disclose the Confidential Information only to its employees and Consultants who need to know such Confidential Information for such party to perform its obligations hereunder. The receiving party agrees (i) to inform all of its employees and Consultants who receive Confidential Information of the confidential nature thereof and to direct all such employees and Consultants to treat the Confidential Information confidentially in accordance with this Agreement; (ii) to be responsible for any breach of the Agreement by any of its employees and Consultants; and (iii) to make all reasonable, necessary, and appropriate efforts to safeguard the Confidential Information from disclosure other than as permitted hereby, which will include requiring all employees and Consultants who have access to Confidential Information of the disclosing party to execute written obligations to maintain the same in confidence and not to use such information except as expressly permitted under the Collaboration Documents. Each party agrees to enforce confidentiality obligations to which its employees and Consultants are obligated.

CONFIDENTIAL TREATMENT

(c)    Upon the expiration or termination of this Agreement or upon request of the disclosing party, the receiving party will return to the disclosing party any and all Confidential Information of the disclosing party and any reproductions thereof.

(d)    The obligations set forth in this Article 8 will survive the termination or expiration of this Agreement for a period of five (5) years (or, in the case of any Confidential Information identified as a trade secret by the disclosing party at the time of disclosure, for so long as such trade secret Confidential Information is susceptible of remaining a trade secret).

8.2    Terms of this Agreement. The parties agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other parties, except as required by applicable Laws.

8.3    Injunctive Relief. The parties hereto understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Article 8 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party may be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 8.

8.4    Production of Generics. During the Term, and for two (2) years following the termination or expiration of this Agreement, Inyx shall not, and shall not permit any of its Affiliates to, sell, produce, manufacture, market or distribute any generic product identical to the Product in the Territory.

ARTICLE 9

INTELLECTUAL PROPERTY RIGHTS

9.1    Ownership of Tangible Materials. King shall retain ownership of all information, documents and materials which King provides to Inyx in connection with the performance of the services by Inyx hereunder, and King shall have the right to use, all reports, documents and other tangible materials which Inyx provides to King in the performance of such services. Any such Confidential Information, documents, and materials shall be subject to Article 8. Furthermore, King will have sole and exclusive ownership of all right, title, and interest on a worldwide basis, with full rights to license or sublicense, subject to the licenses granted Inyx in the Collaboration Documents, in and to any and all

(a)    the Products and New Products,

(b)    Technology transferred to Inyx’s facilities pursuant to this Agreement,

(c)    Technology and Patent Rights as they exist as of the Effective Date, and

(d)    any Improvements to the Technology and associated Patent Rights, developed after the Effective Date during the Term, whether developed by King or Inyx or jointly by King and Inyx and any permitted Third Parties, including all rights to any Technology and Patent Rights related to Excluded New Products;

CONFIDENTIAL TREATMENT

provided that such ownership of right, title, and interest does not extend to the Inyx Respiratory Products.

9.2    Inventions Disclosure and Generally. Each Party will promptly provide the AMC with written notice concerning all Improvements that are conceived, made, or developed in the course of carrying out the Collaboration Program by employees or Consultants of either of them or their Affiliates, alone or jointly with employees or Consultants of the other Party or its Affiliates or permitted Third Parties. Such notice will be treated as the Confidential Information of King hereunder.

9.3    Assignment. Inyx agrees to, and hereby does, and will cause each of its employees, Consultants, Affiliates and permitted submanufacturers (collectively with Inyx, the “Assignors”) to, transfer, assign, and convey exclusively to King, its successors and assigns, forever, the entire right, title, and interest in and to all Improvements developed by each such Assignor, alone or jointly with each other or King, including all intellectual property rights associated therewith. Inyx further agrees, and will cause the other Assignors, (i) to promptly provide King with written notice, in sufficient detail, of any Improvements such Assignor makes pursuant to the Collaboration Documents and (ii) to provide King with such additional information and to execute and deliver, and to cause the other Assignors to execute and deliver, any documents or take any other actions or otherwise cooperate with King as may reasonably be necessary, or as King may reasonably request, to document, enforce, protect, or otherwise perfect King’s rights in any Improvement, including filing any applicable patent applications.

9.4    Employees. Inyx agrees to have each employee enter into a written agreement with Inyx that includes an assignment to Inyx, or directly to King with respect to Improvements, of all right, title and interest in and to all work product and all inventions arising during the course of his or her employment with Inyx in connection with such Improvements or the Collaboration Program, and all intellectual property rights attaching thereto.

ARTICLE 10

LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

10.1   Indemnification by King. Except as otherwise specifically provided, King and/or its Affiliates shall indemnify and hold harmless Inyx and its Affiliates against all claims, actions, costs, expenses, including court costs and legal fees on a full indemnity basis, or other liabilities (“Liabilities”) whatsoever in respect of:

(a)    any negligence or willful misconduct by King and/or its Affiliates in relation to the use, marketing, manufacture, storage, distribution, handling or sale of Product;

(b)    any labeling of any Product to the extent that such labeling has been supplied by or at the direction of King and/or its Affiliates and applied in accordance with instructions from King; and

CONFIDENTIAL TREATMENT

(c)    any representation or warranty made by King and/or its Affiliates to its customers or users with respect to Product, other than representations or warranties contained in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 or 7.7;

provided, however, that King will not be required to indemnify Inyx with respect to any such Liability hereunder to the extent the same is caused primarily by any breach of contract, negligent act or omission or intentional misconduct by Inyx or any or its Affiliates or is otherwise covered by Inyx’s indemnification obligation in Section 10.2.

10.2   Indemnification by Inyx. Except as otherwise specifically provided, Inyx shall indemnify and hold harmless King against all Liabilities whatsoever in respect of:

(a)    Inyx’ and/or its Affiliates’ failure to comply with the Specifications, cGMP, or applicable Laws; and

(b)    any breach of a representation or warranty made by Inyx and/or its Affiliates in Article 7;

(c)    any negligence or willful misconduct by Inyx and/or its Affiliates in the manufacture, testing, storage and handling of Product;

provided, however, that Inyx will not be required to indemnify King with respect to any such Liability hereunder to the extent the same is caused primarily by any breach of contract, negligent act or omission or intentional misconduct by King or any or its Affiliates or is otherwise covered by King’s indemnification obligation in Section 10.1.

10.3   Procedures for Indemnification for Third-Party Claims. A party (the “indemnitee”) that intends to claim indemnification under this Article 10 will notify the other party (the “indemnitor”) within a reasonable time in writing of any action, claim, or liability in respect of which the indemnitee believes it is entitled to claim indemnification; provided that the failure to give timely notice to the indemnitor will not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is actually prejudiced thereby. The indemnitor will have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor’s receipt of notice of any action or claim with counsel of the indemnitor’s choice and at the sole cost of the indemnitor. If the indemnitor does not so assume the defense of such Third Party claim, the indemnitee may assume such defense with counsel of its choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim will render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance will be for the account of the indemnitor. No such claim will be settled other than by the party defending the same, and then only with the consent of the other party, which will not be unreasonably withheld; provided that the indemnitee will have no obligation to consent to any settlement of any such action or claim that imposes on the indemnitee any liability or obligation that cannot be assumed and performed in full by the indemnitor, and the indemnitee will have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

CONFIDENTIAL TREATMENT

10.4    Distribution/ Product Liability Insurance. King and Inyx shall obtain and maintain in effect for the term of this Agreement, liability insurance or indemnity policies, in an amount not less than *** in the aggregate with an indemnity to principals clause with respect to products liability and distribution. Such policies shall be blanket policies and shall insure against liability on the part of each party and any of its Affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the distribution of Products. Upon the execution of this Agreement and thereafter on January 1 of each year during the Term, Inyx shall provide to King a certificate of insurance (i) summarizing the insurance coverage and (ii) identifying any exclusions. Each party shall promptly notify the other of any material adverse alterations to the terms of this policy or decreases in the amounts for which insurance is provided. Either party may satisfy its obligations hereunder through self-insurance to the same extent.

10.5    Product Liability Claims. As soon as it becomes aware, each party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of the Product, and any circumstances that may give rise to litigation or recall of a Product or regulatory action that may affect the sale or manufacture of a Product, specifying, to the extent the party has such information, the time, place and circumstances thereof and the names and addresses of the persons involved. Each party will also furnish promptly to the other copies of all papers received in respect of any claim, action or suit arising out of such alleged defect, injury or regulatory action.

ARTICLE 11

GENERAL PROVISIONS

11.1    Notices. Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement will be in writing and will be deemed to have been duly given if sent by registered post, nationally recognized overnight courier, or confirmed facsimile transmission to a party (followed by hard copy by mail), or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

If to King:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attn: President
Facsimile: (423) 989-8006

CONFIDENTIAL TREATMENT

with a copy to:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attn: Executive Vice President and General Counsel
Facsimile: (423) 989-6282

and

Jones Day
222 East 41st Street
New York, New York 10017
Attn: John J. Hyland, Esq.
Facsimile: (212) 755-7306

If to Inyx:

Inyx, Inc.
825 Third Avenue
40th Floor
New York, New York 10022
Attn: Chairman and CEO
Facsimile: (212) 838-0060

with a copy to:

Bennett Jones LLP
10th Floor, 10035-105 Street
Edmonton, Alberta
Canada T5J 3T2
Attn: Enzo J. Barichello, Q.C.
Facsimile: (780) 421-7951

Any such notice or other document will be deemed to have been received by the addressee three (3) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand, or is given by facsimile, simultaneously with the transmission or delivery thereof.

11.2    Entire Agreement. This Agreement with the Exhibits and Schedules attached hereto, together with the other Collaboration Documents, contains all of the terms agreed to by the Parties regarding the subject matter hereof and thereof and supersede any prior agreements, understandings, or arrangements between them, whether oral or in writing. This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement. Any other terms and conditions, including without limitation any terms and conditions contained in any purchase order or sales invoice issued pursuant to this Agreement, are hereby expressly excluded.

CONFIDENTIAL TREATMENT

11.3    Equitable Relief. The parties understand and agree that, in view of the uniqueness of the Product and the long term supply of the Product contemplated hereunder, King shall be entitled to equitable relief in the event that Inyx breaches its obligations to supply the Product hereunder in addition to any other remedy to which King may be entitled by law.

11.4    Force Majeure. Neither party will be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party’s control including acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event will take prompt action using its reasonable best efforts to remedy the effects of the force majeure event. If, as a result of a force majeure event, a party is unable to fully perform its obligations hereunder for any consecutive period of one hundred eighty (180) days, the other party will have the right to terminate this Agreement, upon providing written notice to the nonperforming party, such termination to be effective thirty (30) days from the date of such notice.

11.5    Relationship of the Parties. The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party’s business will be the sole responsibility of such party.

11.6    Publicity. Any press release, publicity or other form of public written disclosure related to this Agreement prepared by one party shall be submitted to the other party prior to release for approval, which approval shall not be unreasonably withheld by such other party.

11.7    Use of Party’s Name. Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either party to use in any manner the trademarks or name of the other party, or any other trade name, service mark, or trademark owned by or licensed to the other party in connection with the performance of the Agreement. Notwithstanding the above, either party shall be permitted to use the other party’s name and marks, as may be required under applicable law, in connection with securities or other public filings.

11.8    Severability. In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

CONFIDENTIAL TREATMENT

11.9    Assignment. Inyx may not assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of King, and any such purported assignment, transfer, or attempt to assign or transfer any interest herein or right hereunder will be void and of no effect. King may freely assign and otherwise transfer this Agreement or any interest herein or right hereunder without Inyx’s consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. In addition, King may assign its rights under this Agreement as security to one or more financial institutions providing financing to King and may be assigned pursuant to the terms of the security agreement.

11.10   Governing Law. This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles.

11.11   Consent to Jurisdiction. Each of the parties hereby submits to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the parties waives any defense of inconvenient forum to the maintenance of any such action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1 above. Nothing in this Section 11.11, however, will affect the right of any party to serve legal process in any other manner permitted by law or equity.

11.12   Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

11.13   Non-Waiver. The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.

11.14   Interpretation. The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.

11.15   Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

11.16   Further Assurances. Each of Inyx and King agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with the Collaboration Documents or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, the Collaboration Documents.

CONFIDENTIAL TREATMENT

11.17    Certain Expenses and Commissions. Except as otherwise expressly set forth in this Agreement or the other Collaboration Documents, the parties hereto will each pay all their costs and expenses, including legal and accounting fees, incurred in connection with the preparation, negotiation, execution, and delivery of the Collaboration Documents and will indemnify and hold the other harmless from and against any and all other claims or liabilities for such costs and expenses incurred by reason of any action taken by any such party.

11.18    Counterparts. This Agreement will become binding when any one or more counterparts hereof, individually or taken together, will bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.

[Signatures on Following Page]

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the Effective Date.

INYX, INC.

By:	/s/ Jack Kachkar
Jack Kachkar
Chairman and CEO

KING PHARMACEUTICALS, INC.

By:	/s/ Brian Markison
Brian Markison
President and CEO

CONFIDENTIAL TREATMENT

SCHEDULE 3.1

INITIAL PRODUCT COSTS

Intal 8.1 gm; 112 dose
***/unit for Intal CFC Inhaler Product
* Intal HFA Formulation Product will cost approximately *** more due to increased component costs for such Product’s metered dose inhalers (“MDIs”).

Intal 14.2 gm; 200 dose
***/unit for Intal CFC Inhaler Product
* Intal HFA Formulation Product will cost approximately *** more due to increased component costs for such Product’s MDIs.

Tilade 16.2 gm; 104 dose
***/unit for Tilade CFC Inhaler Product
* Tilade HFA version will cost approximately *** more due to increased component costs for such product’s MDIs.

The costs indicated above do not include the costs associated with the Initial Bulk Form, for which, as provided in Section 2.10, Inyx will be solely responsible.

CONFIDENTIAL TREATMENT